Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 9th day of January, 2006, effective as of the date set forth in paragraph 2.1 below, and is by and between Datrek Miller International, Inc., a Florida corporation (the “Company”), and Randall J. Frapart (hereinafter called the “Executive”).

R E C I T A L S

The Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

The Executive is willing to make his services available to the Company on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as an Executive Vice President and Chief Financial Officer of the Company. The Executive shall diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Executive shall render such services at the Company’s location at 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172, or at another suitable location selected by the Company in Davidson County, Tennessee. The Executive shall relocate to the Company’s Springfield, Tennessee location within eight months of the Commencement Date. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

2. Term.

2.1 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the date hereof (the “Commencement Date”) and shall expire on the four (4) year anniversary of the Commencement Date, unless sooner terminated in accordance with Section 5 hereof (the “Initial Term”).

2.2 Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one year terms (subject to earlier termination as provided in Section 5 hereof), unless the Company or the Executive delivers written notice to the other at least 30 calendar days prior to the Expiration Date of its or his election not to renew the Term of Employment.

2.3 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment,” and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the “Expiration Date.”

3. Compensation.

3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $180,000.00 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board, be increased at any time or from time to time.

3.2 Bonuses. During the Term of Employment, the Executive shall be eligible to receive bonuses pursuant to any management bonus program of the Company then in effect in such amounts and at such times as the Board (or the Compensation Committee thereof) shall determine in its sole discretion pursuant to the terms of the program. If at any time during the Term of Employment the Executive is terminated without cause or as a result of disability of the Executive pursuant to the terms hereof or in the event of the death of the Executive, then the Executive shall be entitled to receive a pro-rata portion of the bonus, if any, which accrued during the applicable year in which said termination occurs. The amount of any such bonus, assuming the Executive’s achievement of applicable milestones, shall be based primarily upon the overall performance of the Company. Subject to the approval of the Compensation Committee, the bonus potential for the Chief Financial Officer position is anticipated to be an amount up to 30% of the Base Salary.

4. Expense Reimbursement and Other Benefits.

4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. This reimbursement shall cover, among other things, the cost of Executive’s cellular telephone use in connection with his Employment hereunder.

4.2 Compensation/Benefit Programs. During the term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives and/or key employees, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

4.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. In addition, the Company shall provide the Executive with a laptop computer for use in connection with his Employment hereunder.

4.4 Stock Options. During the Term of Employment, the Executive shall be eligible to be granted options (the “Stock Options”) to purchase common stock (the “Common Stock”) of the Company under (and therefore subject to all terms and conditions of) the Company’s 2005 Stock Option Plan, as may be amended from time-to-time, and any successor plan thereto (the “Stock Option Plan”) and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the Committee appointed pursuant to the Stock Option Plan, or by the Board, in its sole discretion and pursuant to the Stock Option Plan. The Company, subject to approval of the Board, shall issue to the Executive 50,000 Stock Options, vesting  1/3,  1/3, and  1/3 per year commencing on the first anniversary of the Commencement Date.

4.5 Relocation Allowance. The Executive shall be entitled to receive the following in connection with his relocation from Chicago, Illinois to Springfield, Tennessee: (i) all documented realtor fees and closing costs associated with the sale of his existing home in Chicago and the purchase of his new home in Tennessee (provided the purchase of such new home is consummated within one year from the Commencement Date); (ii) reasonable commuting and lodging expenses for a period not to exceed six months from the Commencement Date; (iii) reasonable moving expenses related to packing personal property and automobiles (if automobile is driven to Tennessee at the completion of the relocation, expense to be reimbursed at rate of $0.405 per mile); and (iv) an allowance to compensate the Executive for travel, meals and lodging expenses incurred while Executive searches for a new home and other miscellaneous expenses associated with his relocation (such amount to be payable upon completion of the Executive’s relocation to Springfield). The realtor fees and closing costs and allowance described in (i) and (iv) above, shall not exceed $40,000. All other expenses associated with the Executive’s relocation not described above shall be the sole responsibility of the Executive. The Executive shall account to the Company in writing for all such relocation expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.6 Other Benefits. The Executive shall be entitled to three weeks of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

5. Termination.

5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) calendar days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) indictment or other formal charge by any governmental authority of a felony or any other crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Executive’s duties hereunder, which is not cured within fifteen (15) calendar days after written receipt by the Executive of written notice of same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive (together with legal counsel of his choice) shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall only be obligated to pay to the Executive his Base Salary to the date of termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination), subject, however, to the provisions of Section 4.1.

5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s group disability policy or any individual disability policy then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive a severance payment equal to six months of the Executive’s Base Salary at the time of the termination of the Executive’s employment with the Company, (iii) any bonus due under Section 3.2, above, and (iv) continue to provide the Executive with the Benefits (as defined below) for such six-month period. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

5.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive’s date of death and any bonus due under Section 3.2, above. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death), subject, however to the provisions of Section 4.1.

5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, or 5.5), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary for a period of twelve (12) months from notice of termination hereunder payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes (the “Continuation Period”), (iii) continue to provide the Executive with the benefits he was receiving under Sections 4.2 and 4.4 hereof (the “Benefits”) through the end of the Continuation Period in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive’s employment pursuant to this Section 5.4, then the Company shall pay the Executive cash equal to the value of the Benefit that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which such Benefits could not be provided under the plans. The Company’s good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). For all purposes under this Agreement, the failure by Company to offer to renew the Agreement following the expiration of the Initial Term or any Renewal Term on the same terms and conditions hereunder shall not be treated as if the Company terminated this Agreement pursuant to this Section 5.4.

5.5 Termination by Executive.

(a) The Executive shall at all times have the right, upon 30 calendar days written notice to the Company, to terminate the Term of Employment.

(b) Upon termination of the Term of Employment pursuant to this Section 5.5, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1. At the Company’s sole option, upon receipt of notice from the Executive pursuant to this Section, the Company may immediately terminate the Term of Employment, in which case, in addition to the covenants set forth above, the Company shall pay the Executive 30 days of Base Salary. For all purposes under this Agreement, the failure by Executive to offer to renew the Agreement following the expiration of the Initial Term or any

Renewal Term on the same terms and conditions hereunder shall be treated as if the Executive terminated this Agreement pursuant to this Section 5.5, except that the Executive shall not be entitled to any Base Salary in excess of that which is due through the last day of Executive’s employment hereunder.

5.6 Change in Control of the Company.

(a) In the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination, (ii) continue to pay the Executive’s Base Salary for a period of 12 months payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Further, upon the Change in Control, the Executive’s Stock Options shall immediately vest. The Company shall have no further liability hereunder (other than for (1) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (2) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

(b) For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

5.7 Resignation. Upon any notice or termination of employment pursuant to this Article 5, the Executive shall automatically and without further action be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

5.8 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

6. Restrictive Covenants.

6.1 Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company

(based on the business in which the Company was engaged or was actively planning on being engaged as of the date of termination of the Employee’s employment and in the geographic areas in which the Company operated or was actively planning on operating as of date of termination of the Employee’s employment); provided that such provision shall not apply to the Executive’s ownership of: Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

6.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the

Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

6.6 Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

11. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172, Attn: Chief Executive Officer, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

12. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise

13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

18. Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims or disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement (with the exception of the provisions providing for injunctive relief) shall be referred to final and binding arbitration, before a neutral arbitrator mutually agreeable to the parties, under the commercial arbitration rules of the American Arbitration Association (the “AAA”), except as otherwise modified herein, held in Davidson County, Tennessee. Upon presentation of a demand for arbitration, the parties shall attempt to select a mutually-agreeable arbitrator within 20 days. In the event that the parties are unable to agree upon an arbitrator, the AAA shall appoint an arbitrator from its panel of commercial arbitrators. The arbitrator’s award shall be in writing and include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrators shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

The arbitrator shall have the power to award (i) monetary damages, (ii) injunctive relief (preliminary and permanent), and (iii) legal fees and costs associated with the arbitration to the prevailing party. Any party against whom the arbitrators’ award shall be issued shall not, in any manner, oppose or defend against any suit to confirm such award, or any enforcement proceedings brought against such party with respect to any judgment entered upon the award, and such party hereby consents to the entry of a judgment against such party, in the full amount thereof, or other relief granted therein, in any court of competent jurisdiction in which such enforcement is sought. The party against whom the arbitrator’s award is issued shall pay the arbitrator’s fees and each of the parties hereto hereby consent to the jurisdiction of any applicable court of general jurisdiction located in the Davidson County, Tennessee with respect to the entry of such judgment and each irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of venue of such court.

19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Datrek Miller International, Inc.

By:	/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer

EXECUTIVE:

/s/ Randall J. Frapart
Randall J. Frapart